Exhibit 10.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of August 4, 2020, is made among AVNET, INC. a New York corporation (the “Company”), AVNET HOLDING EUROPE BVBA (a “Borrower” and, together with the Company, the “Borrowers”), BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement described below) (in such capacity, the “Administrative Agent”) and the Lenders party hereto (each, a “Consenting Lender”). Each capitalized term used and not otherwise defined in this Amendment has the definition specified in the Amended Credit Agreement described below.

RECITALS:

A.            The Borrowers, the Administrative Agent and certain financial institutions party thereto from time to time (the “Lenders”) have entered into that certain Amended and Restated Credit Agreement dated as of June 28, 2018 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement” and as amended after giving effect to this Amendment, the “Amended Credit Agreement”), pursuant to which the Lenders have made available to the Borrowers a senior revolving credit facility.

B.             The Company has requested that the Credit Agreement be amended as set forth herein.

C.             The Administrative Agent and the Consenting Lenders are willing to amend the Credit Agreement on the terms and conditions set forth herein.

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.       Amendments to Credit Agreement. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, as of the Amendment Effective Date (as defined below), the parties hereto hereby agree as follows:

(a)            the Credit Agreement (exclusive of the Schedules and Exhibits thereto) is hereby amended by making the changes attached hereto as Annex A (with ~~stricken text~~ being deemed deleted and bold/double-underlined text being deemed added); and

(b)            Exhibit D (Compliance Certificate) to the Credit Agreement is hereby amended in its entirety to read in the form of Annex B attached hereto.

Section 2.       Effectiveness; Conditions Precedent. This Amendment, and the amendments to the Credit Agreement provided in Section 1 hereof, shall become effective as of the date on which the following conditions precedent are satisfied or waived (the “Amendment Effective Date”):

(a)            the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, at least one fully executed copy of this Amendment, duly executed by each of the Loan Parties, the Administrative Agent and the Required Lenders;

(b)            on or before the Amendment Effective Date, to the Person to whom such fees are owing, any fees required to be paid pursuant to this Amendment or the fee letter dated as of the date hereof among the Company, Bank of America and BofA Securities, Inc.; and

(c)            the Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent required to be paid pursuant to Section 10.04 and invoiced at least one Business Day prior to the Amendment Effective Date (provided that the Company shall remain liable for any additional reasonable and documented fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04).

Without limiting the generality of the provisions in Article IX of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

Section 3.        Representations and Warranties. In order to induce the Administrative Agent and the Consenting Lenders to enter into this Amendment, each of the Borrowers represents and warrants to the Administrative Agent and the Lenders as follows:

(a)            The representations and warranties of each Loan Party contained in Article V of the Credit Agreement and in each other Loan Document to which such Loan Party is a party, or in any document furnished at any time under or in connection herewith or therewith (including any Designated Borrower Request and Assumption Agreement), are true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;

(b)            This Amendment has been duly authorized, executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(c)            As of the date hereof, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Section 4.      Entire Agreement. This Amendment, together with all the other Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement. This Amendment is a Loan Document.

Section 5.       Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed

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and ratified in all respects and shall be and remain in full force and effect according to their respective terms. This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document other than as expressly set forth herein, (ii) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time other than as expressly set forth herein, or (iii) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Company, any Loan Party or any other Person with respect to any other waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.

Section 6.     Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7.      Governing Law; Jurisdiction, Etc. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York, and shall be further subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement.

Section 8.     Enforceability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.      Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

Section 10.      Costs and Expenses. To the extent provided in Section 10.04(a) of the Credit Agreement, the Company agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (including the reasonable and documented fees and expenses of counsel for the Administrative Agent) in connection with the preparation, execution and delivery of this Amendment and any other related Loan Documents.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

AVNET, INC.

By:	/s/ Joseph Burke
Name:	Joseph Burke
Title:	Vice President and Treasurer

AVNET HOLDING EUROPE BVBA

By:	/s/ Joseph Burke
Name:	Joseph Burke
Title: Vice President and Treasurer of Avnet, Inc. and Sole Signatory for Avnet Holding Europe BVBA

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Elizabeth Uribe
Name:	Elizabeth Uribe
Title:	Assistant Vice President

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

LENDERS:

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and a Swingline Lender

By:	/s/ Puneet Lakhotia
Name:	Puneet Lakhotia
Title:	Vice President

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender

By:	/s/ Yong Ou
Name:	Yong Ou
Title:	SVP and Branch Manage

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender

By:	/S/ Alistair Anderson
Name:	Alistar Anderson
Title:	Senior Director

By:	/S/ Gina Sandella
Name:	Gina Sandella
Title:	Vice President

BNP PARIBAS, as a Lender

By:	/S/ Barbara Nash
Name:	Barbara Nash
Title:	Managing Director

By:	/S/ Chief Marbumrung
Name:	Chief Marbumrung
Title:	Vice President

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

COMMERZBANK AG, NEW YORK, as a Lender

By:	/s/ Neil Kiernan
Name:	Neil kiernan
Title:	Director

By:	/S/ Bianca Notari
Name:	Bianca Notari
Title:	Vice President

DBS BANK LTD., as a Lender

By:	/S/ Juliana Fong
Name:	Juliana Fong
Title:	Senior Vice President

HSBC BANK USA, N.A., as a Lender

By:	/S/ Aleem Shamji
Name:	Aleem Shamji
Title:	Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/S/ John Kowalczuk
Name:	John Kowalczuk
Title:	Executive Director

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

KBC BANK N.V., NEW YORK BRANCH, as a Lender

By:	/s/ Nicholas A. Fiore
Name:	Nicholas A. Fiore
Title:	Director

By:	/s/ Susan Silver
Name:	Susan Silver
Title:	Managing Director

MIZUHO BANK, LTD, as a Lender

By:	/S/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

MUFG BANK, LTD., as a Lender

By:	/S/ Lillian Kim
Name:	Lillian Kim
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/S/ Karl Thomasma
Name:	Karl Thomasma
Title:	SVP

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James Beck
Name:	James Beck
Title:	Associate Director

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/S/ Richard Eisenberg
Name:	Richard Eisenberg
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Jason Rinne
Name:	Jason Rinne
Title:	Director

TRUST BANK (f/k/a Branch Banking and Trust Company and as a successor by merger to SunTrust Bank), as a Lender

By:	/s/ Brett Ross
Name:	Brett Ross
Title:	Senior Vice President

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/S/ Christine Macinnes
Name:	Christine Macinnes
Title:	Director

By:	/S/ Laura Shelmerdine
Name:	Laura Shelmerdine
Title:	Associate Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Mun
Name:	Patrick Mun
Title:	SVP

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark H. Halldorson
Name:	Mark H. Halldorson
Title:	Director

Avnet, Inc.

Amendment No. 1 to Amended and Restated Credit Agreement

Signature Page

Annex A

See attached.

Annex A

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 28, 2018

(as amended through Amendment No. 1 to Amended and Restated Credit Agreement dated as of August 4, 2020),

among

AVNET, INC.

and

CERTAIN SUBSIDIARIES

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

an L/C Issuer,

BNP PARIBAS,

THE BANK OF NOVA SCOTIA,
MUFG BANK, LTD.,
MIZUHO BANK, LTD.

and

JP MORGAN CHASE BANK, N.A

as Co-Syndication Agents,

and

The Other Lenders Party Hereto

~~MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED~~

BofA SECURITIES, INC.

(as successor to Merrill Lynch, Pierce, Fenner & Smith Incorporated),

BNP PARIBAS SECURITIES CORP.,

THE BANK OF NOVA SCOTIA,

MUFG BANK, LTD.

MIZUHO BANK, LTD.

and

JP MORGAN CHASE BANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~32~~33
1.03	Accounting Terms	~~33~~34
1.04	Exchange Rates; Currency Equivalents	~~34~~35
1.05	Additional Alternative Currencies	~~34~~35
1.06	Change of Currency	~~35~~36
1.07	Times of Day	~~35~~36
1.08	Letter of Credit Amounts	~~35~~36
1.09	Rounding	~~36~~37
1.10	Amendment and Restatement; No Novation; Reallocations and Break Funding	3637

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Committed Loans	~~37~~38
2.02	Borrowings, Conversions and Continuations of Committed Loans	~~37~~38
2.03	Letters of Credit	~~39~~40
2.04	Swing Line Loans	~~49~~50
2.05	Prepayments	~~52~~53
2.06	Termination or Reduction of Commitments	54
2.07	Repayment of Loans	~~54~~55
2.08	Interest	~~54~~55
2.09	Fees	56
2.10	Computation of Interest and Fees	56
2.11	Evidence of Debt	~~56~~57
2.12	Payments Generally; Administrative Agent’s Clawback	57
2.13	Sharing of Payments by Lenders	59
2.14	Designated Borrowers	60
2.15	Optional Increase in Commitments	62
2.16	Cash Collateral	~~63~~64
2.17	Defaulting Lenders	65

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	67
3.02	Illegality	73
3.03	Inability to Determine Rates	~~74~~73
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	75
3.05	Compensation for Losses	77
3.06	Mitigation Obligations; Replacement of Lenders	~~79~~78
3.07	Survival	79

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	79
4.02	Conditions to all Credit Extensions	81

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	82
5.02	Authorization; No Contravention	82
5.03	Governmental Authorization; Other Consents	~~83~~82
5.04	Binding Effect	~~83~~82
5.05	Financial Statements; No Material Adverse Effect	83
5.06	Litigation	~~84~~83
5.07	No Default	~~84~~83
5.08	Ownership of Property; Liens	~~84~~83
5.09	Environmental Compliance	84
5.10	Taxes	84
5.11	ERISA Compliance	~~85~~84
5.12	Subsidiaries; Equity Interests	85

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5.13	Margin Regulations; Investment Company Act	~~86~~85
5.14	Disclosure	~~86~~85
5.15	Compliance with Laws	86
5.16	Intellectual Property; Licenses, Etc.	86
5.17	Solvency	~~87~~86
5.18	Taxpayer Identification Number; Other Identifying Information	~~87~~86
5.19	Representations as to Foreign Obligors	~~87~~86
5.20	OFAC	~~88~~87
5.21	Anti-Corruption Laws	~~88~~87
5.22	~~EEA~~Affected Financial Institutions	88
5.23	Certificate of Beneficial Ownership	88
5.24	Covered Entities	88

ARTICLE VI. AFFIRMATIVE COVENANTS

6.01	Financial Statements	88
6.02	Certificates; Other Information	89
6.03	Notices	91
6.04	Payment of Obligations	~~92~~91
6.05	Preservation of Existence, Etc.	~~92~~91
6.06	Maintenance of Properties	92
6.07	Maintenance of Insurance	~~93~~92
6.08	Compliance with Laws	~~93~~92
6.09	Books and Records	~~93~~92
6.10	Inspection Rights	~~93~~92
6.11	Approvals and Authorizations	93
6.12	Anti-Corruption and Anti-Terrorism Laws	93
6.13	Certificate of Beneficial Ownership and Other Additional Information	~~94~~93

ARTICLE VII. NEGATIVE COVENANTS

7.01	Liens	~~94~~93
7.02	[Reserved]	95
7.03	Indebtedness	95
7.04	Fundamental Changes	96
7.05	Restricted Payments	~~97~~96
7.06	Change in Nature of Business	~~98~~97
7.07	Transactions with Affiliates	~~98~~97
7.08	Limitation on Restrictions Affecting the Company or any Subsidiary	~~98~~97
7.09	Use of Proceeds	99
7.10	Financial Covenants	99
7.11	Acquisitions	~~99~~100
7.12	Sanctions	100
7.13	Anti-Corruption and Anti-Terrorism Laws	100

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	~~100~~101
8.02	Remedies Upon Event of Default	~~102~~103
8.03	Application of Funds	103

ARTICLE IX. ADMINISTRATIVE AGENT

9.01	Appointment and Authority	104
9.02	Rights as a Lender	~~104~~105
9.03	Exculpatory Provisions	~~104~~105
9.04	Reliance by Administrative Agent	~~105~~106
9.05	Delegation of Duties	106
9.06	Resignation of Administrative Agent	106
9.07	Non-Reliance on Administrative Agent and Other Lenders	~~107~~108
9.08	No Other Duties, Etc.	108
9.09	Administrative Agent May File Proofs of Claim	108

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9.10	~~Lender~~Certain ERISA ~~Representation~~Matters	109

ARTICLE X. MISCELLANEOUS

10.01	Amendments, Etc.	~~111~~110
10.02	Notices; Effectiveness; Electronic Communication	112
10.03	No Waiver; Cumulative Remedies; Enforcement	114
10.04	Expenses; Indemnity; Damage Waiver	~~115~~114
10.05	Payments Set Aside	117
10.06	Successors and Assigns	~~118~~117
10.07	Treatment of Certain Information; Confidentiality	~~123~~122
10.08	Right of Setoff	~~124~~123
10.09	Interest Rate Limitation	~~125~~124
10.10	Counterparts; Integration; Effectiveness	~~125~~124
10.11	Survival of Representations and Warranties	125
10.12	Severability	125
10.13	Replacement of Lenders	~~126~~125
10.14	Governing Law; Jurisdiction; Etc.	~~127~~126
10.15	WAIVER OF JURY TRIAL	~~128~~127
10.16	No Advisory or Fiduciary Responsibility	~~128~~127
10.17	USA PATRIOT Act Notice	128
10.18	Judgment Currency	~~129~~128
10.19	Electronic Execution of Assignments and Certain Other Documents	129
10.20	~~Acknowledgment~~Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	129
10.21	Acknowledgement Regarding Any Supported QFCs	130

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 28, 2018, among AVNET, INC., a New York corporation (the “Company”), each Subsidiary of the Company party hereto pursuant to Section 2.14 (each such Subsidiary, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Borrowers, the lenders party thereto (the “Existing Lenders”) and Bank of America, N.A., as administrative agent, entered into that certain Credit Agreement dated as of July 9, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders party thereto have made available to the Borrowers a revolving credit facility, with letter of credit, swingline and multicurrency subfacilities.

The Borrowers have requested that the Lenders agree to an amendment and restatement of the Existing Credit Agreement in the form of this Agreement to provide a revolving credit facility, with swingline, letter of credit and multicurrency subfacilities, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including upon the exercise of an option, warrant or convertible or similar type security to acquire such a controlling interest), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person (whether by purchase, merger or otherwise) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Receivables Amount” means, as of any date of determination, the greater of (a) the aggregate net book value of all Excluded Receivables minus $75,000,000, and (b) $0.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 10.02(c). “Aggregate Commitments” means the Commitments of all the Lenders. “Agreement” has the meaning specified in the introductory paragraph. “Agreement Currency” has the meaning specified in Section 10.18.

“Alternative Currency” means each of Euro, Sterling, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen, and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Amendment No. 1 Effective Date” means August 4, 2020.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.19(a).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in this Agreement. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

			Eurocurrency Rate +
Pricing Level	Debt Ratings S&P /Moody’s/Fitch	Facility Fee	Letter of Credit Fee	Base Rate
1	BBB+/Baa1/BBB+	0.125%	1.000%	0.000%
	or better
2	BBB/Baa2/BBB	0.150%	1.100%	0.100%
3	BBB-/Baa3/BBB-	0.200%	1.175%	0.175%
4	BB+/Ba1/BB+	0.250%	1.375%	0.375%
5	BB/Ba2/BB or worse	0.350%	1.525%	0.525%

; provided, that at any time during the Relief Period, the Applicable Rate for (a) the Facility Fee for Pricing Levels 4 and 5 shall be increased to 0.300% and 0.400%, respectively, (b) the Eurocurrency Rate and the Letter of Credit Fee for Pricing Levels 4 and 5 shall be increased to 1.825% and 1.975%, respectively, and (c) the Base Rate for Pricing Levels 4 and 5 shall be increased to 0.825% and 0.975%, respectively.

“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s or Fitch (collectively, the “Rating Agencies” and each a “Rating Agency”) (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that if the Debt Ratings from the Rating Agencies fall within different Pricing Levels, (a) if only two Rating Agencies provide a Debt Rating, then (i) if the ratings differ by one Pricing Level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), and (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply, (b) if all three Rating Agencies provide a Debt Rating, then (i) if two of the Debt Ratings are at the same Pricing Level, then such Pricing Level shall apply and (ii) if each of the Debt Ratings fall within different levels, then the Pricing Level of such Debt Rating between the highest Debt Rating and the lowest Debt Rating shall apply, and (c) if the Company does not have any Debt Rating, Pricing Level 5 shall apply; provided, further, that if only one Rating Agency provides a Debt Rating, such Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings in effect on the Closing Date, each of which shall be specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating shall be effective during the period commencing on the opening of business on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, BofA Securities, Inc., as successor to Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., The Bank of Nova Scotia, MUFG, JP Morgan Chase Bank, N.A. and Mizuho Bank, Ltd., in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date:

(a)    in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(b)    in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease; and

(c)    in respect of any asset securitization transaction of any Person, (i) the actual amount of any unrecovered investment of purchasers or transferees of assets so transferred, plus (ii) in the case of any other recourse, repurchase, or debt obligation described in clause (a) of the definition of “Off-Balance Sheet Liabilities,” the capitalized amount of such obligation that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if such sale or transfer or assets were accounted for as a secured loan.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended July 1, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Australian Dollars” mean the lawful currency of Australia.

“Authorized Signatory” has the meaning specified in the definition of “Responsible Officer.”

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(a)(iii)(D).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

period, (iii) depreciation and amortization expense, (iv) gains or losses related to the early extinguishment of notes, bonds or other fixed income obligations ~~and~~, (v) other non-cash or non-recurring expenses of the Company and its Subsidiaries (including non-cash expenses consisting of compensation paid in the form of Equity Interests of the Company or its Subsidiaries and non-cash charges due to impairments recorded in such period in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 350), reducing such Consolidated Net Income and (vi) the amount of any restructuring charge, accrual, reserve or integration cost or expense incurred or accrued on or after June 28, 2020 and prior to June 30, 2021, in connection with the planning, undertaking and implementation of any restructuring, closure, reallocation, relocation, decommissioning, reconfiguration, cost rationalization, reduction in force, exit or disposal plan, or operating expense reduction, including severance pay, other employee termination costs, rent termination costs, moving costs and legal costs, in each case to the extent such transaction is permitted under the Loan Documents, in an aggregate amount for all adjustments under this clause (vi), not to exceed $100,000,000 during the term of this Agreement, and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including such Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than, and without expanding this clause (c), commercial letters of credit and bankers’ acceptances incurred to support commercial or lease transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business), in each case net of the amount of cash collateral securing such direct obligations, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Company or such Subsidiary has in respect thereof, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) consolidated interest expense determined in accordance with GAAP and (b) all implicit interest in connection with Synthetic Lease Obligations and other Off-Balance Sheet Liabilities minus (c) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in the foregoing clause (a).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders’ Equity minus Intangible Assets on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.21.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of Applicable Rate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a

“Existing Securitization Facility” means the account receivable securitization pursuant to the third amended and restated receivables purchase agreement dated as of February 27, 2017, as amended, among Avnet Receivables Corporation, the Company as servicer, the financial institutions party thereto as purchasers, and JPMorgan Chase Bank, N.A., as agent for the purchasers, including any extensions, renewals, replacements and refinancings thereof; provided, that each such agreement (as amended, restated, supplemented or otherwise modified from time to time) or extension, renewal, replacement or refinancing, as the case may be, satisfies the requirements set forth in clause (b) of the definition of Permitted Securitization Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, in no event shall the Federal Funds Rate be less than 0.00%.

“Fee Letters” mean, collectively, the Fee Letter (Bank of America), the Fee Letter (BNPP), the Fee Letter (JPM), the Fee Letter (Mizuho), the Fee Letter (MUFG) and the Fee Letter (Scotia).

“Fee Letter (Bank of America)” means the letter agreement, dated June 5, 2018, among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Fee Letter (BNPP)” means the letter agreement, dated June 5, 2018, among the Company, BNP Paribas Securities Corp. and BNP Paribas.

“Fee Letter (JPM)” means the letter agreement, dated June 5, 2018, between the Company and JP Morgan Chase Bank, N.A.

“Fee Letter (Mizuho)” means the letter agreement, dated June 5, 2018, between the Company and Mizuho Bank, Ltd.

“Fee Letter (MUFG)” means the letter agreement, dated June 5, 2018, between the Company and MUFG.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.

“Relief Period” means the period commencing on the Amendment No. 1 Effective Date and ending on the Relief Period Termination Date.

“Relief Period Termination Date” means the date on which the Administrative Agent receives a Compliance Certificate from the Company pursuant to Section 6.02(b) in respect of the fiscal quarter ending on or around December 31, 2021 and the Company is in compliance with the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio for such fiscal quarter.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived under applicable Law.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and provided further, that if and to the extent that the Defaulting Lender fails to fund its participation in any Swing Line Loan or Unreimbursed Amount and such amount has not been reallocated to and funded by another Lender, then such amount shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, for as long as such Swing Line Lender or L/C Issuer is not itself a Defaulting Lender, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (i) the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party, and with respect to any Designated Borrower, any other signatory authorized in writing by the board of directors, the managing member or comparable governing body or Person of such Designated Borrower (each, an “Authorized Signatory”), (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, with respect to any Designated Borrower, an Authorized Signatory and (iii) solely for purposes of notices given pursuant to Article II, any officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and, with respect to any Designated Borrower, an Authorized Signatory. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Lender” has the meaning specified in Section 2.14(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Sanction(s)” means any economic, financial, trade or similar sanctions or embargoes administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc. and any successor thereto.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Cash and Cash Equivalents” means cash or cash equivalents owned by Company and its Subsidiaries on a consolidated basis (excluding assets of any retirement plan) which (a) are not the subject of any Lien, and (b) may be converted to cash within thirty (30) days.

“United States” and “U.S.” mean the United States of America. “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such

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agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)          Any reference herein to a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, as applicable, or an allocation of assets to a series of a limited liability company or a limited partnership, as applicable (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership, as applicable, shall constitute a separate Person hereunder (and each division of any limited liability company or any limited partnership, as applicable, that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03       Accounting Terms.

(a)          Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and such as cannot be made or obtained until a later date (provided that (A) any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable and (B) such failure or delay could not reasonably be expected to adversely affect the enforceability of the Guaranty against the Company).

5.20       OFAC. Neither the Company, nor any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Company and its Subsidiaries, any employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (iii) 10% or more owned by an individual or entity that is on a list described in immediately preceding clause (ii) or (iv) located, organized or resident in a Designated Jurisdiction.

5.21       Anti-Corruption Laws. (a) The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with the PATRIOT Act.

(b)          The Company and its Subsidiaries (x) have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and (y) have instituted and maintained reasonable and customary policies and procedures designed to promote and achieve compliance with such laws in all material respects.

5.22       ~~EEA~~Affected Financial Institutions. No Loan Party is an ~~EEA~~Affected Financial Institution.

5.23       Certificate of Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.24       Covered Entities. No Loan Party is a Covered Entity.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01       Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)          as soon as available, but in any event within 15 days after the date on which consolidated financial statements for such year are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Company and its Subsidiaries as at in such a transaction is a Designated Borrower, then the transferee must either be the Company or a Designated Borrower;

(c)          any Subsidiary (other than a Loan Party or a Material Subsidiary) may merge, dissolve, liquidate, consolidate with or into another Person subject to compliance with Section 7.11, if applicable, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (upon voluntary liquidation or otherwise) (whether now owned or hereafter acquired) to or in favor of any Person; and

(d)          (i) a Borrower may merge with any other Person (including a Material Subsidiary) so long as such Borrower is the surviving entity and such merger complies with Section 7.11, if applicable; and (ii) a Material Subsidiary may merge with any other Person (other than a Borrower) so long as the Material Subsidiary is the surviving entity and such merger complies with Section 7.11, if applicable.

7.05       Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)          each Subsidiary may make Restricted Payments to the Company, the Designated Borrowers and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)          the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)          the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)          the Company may declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it so long as the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 (both before and after giving effect to such payment, purchase, redemption or acquisition);

(e)          at any time during the Relief Period when the Consolidated Leverage Ratio is greater than 3.50 to 1.00 but less than or equal to 4.75 to 1.00 (both before and after giving effect to such payment), the Company may declare and pay cash dividends so long as the Company does not increase the amount or frequency of any cash dividends (other than increases in the aggregate amount, but in no event the amount per share, of such cash dividends due solely to the issuance or granting of additional Equity Interests by the Company under employee or director stock purchase, stock grant, stock option or other incentive plans) paid by the Company in the ordinary course of business prior to the Amendment No. 1 Effective Date; and

(f)           ~~(e)~~ in addition to the Restricted Payments permitted by ~~clause~~clauses (d) and (e) of this Section 7.05, the Company may ~~(when the Consolidated Leverage Ratio is greater than 3.50 to 1.00)~~ declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that, the aggregate of such dividends plus the aggregate consideration paid for all such purchases, redemptions and acquisitions after the Closing Date under this clause (f) at times when the Consolidated Leverage Ratio is greater than 3.50 to 1.00 (other than in respect of shares purchased for the purpose of satisfying the Company’s obligations under employee or director stock purchase, stock grant and stock option plans) shall not exceed $25,000,000.

7.06       Change in Nature of Business.  Engage in any material line of business substantially different from a Permitted Business.

7.07       Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, or (b) transactions among the Company and its Subsidiaries so long as such transactions do not, either individually or in the aggregate, have a Material Adverse Effect.

7.08       Limitation on Restrictions Affecting the Company or any Subsidiary. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Company or any Designated Borrower or to otherwise transfer property to the Company or any Designated Borrower, or (b) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.08 shall not prohibit:

(i)           any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(ii)          restrictions imposed by other permitted Indebtedness ranking pari passu with the Obligations, provided that such restrictions are no more restrictive than those imposed by this Agreement;

(iii)         restrictions imposed by applicable Law;

(iv)         restrictions imposed by Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

(v)          restrictions imposed by Indebtedness relating to any property acquired by the Company or any Subsidiary (or restrictions imposed by Indebtedness of a third party which third party is acquired by the Company or any Subsidiary) in an acquisition permitted by this Agreement, provided in each case that such restrictions existed at the time of such acquisition, were not put in place in connection with or in anticipation of

7.10       Financial Covenants.

(a)          Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any period of four fiscal quarters of the Company to be less than ~~3.00 to 1.00.~~the ratio set forth below opposite such period:

Four Fiscal Quarters Ending On or Around	Consolidated Interest Coverage Ratio
June 30, 2018 through and including June 30, 2020	3.00 to 1.00
September 30, 2020 through and including June 30, 2021	2.50 to 1.00
September 30, 2021 and each fiscal quarter thereafter	3.00 to 1.00

(b)          Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio ~~at~~as of the last day of any ~~time~~period of four fiscal quarters of the Company to be greater than ~~4.00 to 1.00.~~the ratio set forth below opposite such period:

Four Fiscal Quarters Ending On or Around	Consolidated Leverage Ratio
June 30, 2018 through and including June 30, 2020	4.00 to 1.00
September 30, 2020	5.00 to 1.00
December 31, 2020 through and including March 31, 2021	5.25 to 1.00
June 30, 2021	5.00 to 1.00
September 30, 2021	4.50 to 1.00
December 31, 2021 and each fiscal quarter thereafter	4.00 to 1.00

7.11       Acquisitions. Consummate any Acquisition, unless (i) no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such Acquisition, and (ii) both immediately before and immediately after such Acquisition (after giving pro forma effect to the consummation of such Acquisition as if the Acquisition occurred on the first day of the four fiscal quarters most recently ended, and giving pro forma effect to the incurrence, repayment, prepayment, redemption or defeasance of any Indebtedness in connection therewith), ~~the Company is in compliance with each of the covenants~~

 ~~set forth in Section 7.10~~(a) the Consolidated Interest Coverage Ratio is greater than or equal to 3.00 to 1.00, and (b) the Consolidated Leverage Ratio is less than or equal to 4.00 to 1.00.

7.12       Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise knowingly make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.13       Anti-Corruption and Anti-Terrorism Laws. Directly or indirectly use the proceeds of any Loan for any purpose which would breach the PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti- corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default. Any of the following shall constitute an Event of Default:

(a)          Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (to the extent it relates to preservation of legal existence of a Loan Party) or 6.10 or Article VII, and with respect to Section 7.01 or 7.03, such failure continues for a period of 20 days; or

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Company or such Loan Party has knowledge thereof; or

(d)          Representations and Warranties. Any representation or warranty of the Company or any other Loan Party, or any written certification or other material written statement of fact made or deemed made by the Company or any Loan Party or by a Responsible Officer on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except to the extent such representation, warranty, written certification or other written statement of fact already contains a materiality qualifier in which case an Event of Default shall exist if such representation, warranty, written certification or other

9.10       ~~Lender~~Certain ERISA ~~Representation~~Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrang~~e~~rs and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any ~~Borrower~~other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of ~~29 CFR § 2510.3-101, as modified by~~ Section 3(42) of ERISA or otherwise) of one or more Benefit Plans ~~in connection~~ with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit ~~or~~, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or ~~such~~(2) a Lender has ~~not~~ provided another representation, warranty and covenant ~~as provided~~ in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any ~~Borrower~~other Loan Party, that~~:(i)~~ none of the Administrative Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related ~~to~~ hereto or thereto),

~~(ii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),~~

~~(iii)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),~~

~~(iv)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and~~

~~(v)          no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.~~

~~(c)          The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.~~

 ~~fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.~~

ARTICLE X.

MISCELLANEOUS

10.01    Amendments, Etc. Except as set forth in Sections 2.15 and 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)          postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)          reduce the principal of, or the rate or amount of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)          change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           amend Section 1.05 or the definition of “Alternative Currency” without the written consent of each Lender;

(g)          change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.18     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19     Electronic Execution of Assignments and Certain Other Documents. ~~The words “execute”, “execution~~This Agreement and any document, amendment,~~” “signed~~ approval,~~” “signature,” and words of like import in~~ consent, information, notice, certificate, request, statement, disclosure or authorization related ~~to any document to be signed in connection with~~ to this Agreement ~~and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records~~(each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the parties hereto agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each such party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each such party enforceable against each such party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative

Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in ~~electronic~~the form~~, each~~ of ~~which shall be of~~an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity ~~or~~and enforceability as a ~~manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, provided that notwithstanding~~paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to ~~agree to~~ accept ~~electronic signatures~~an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.20     ~~Acknowledgment~~Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. ~~Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding~~ Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties ~~related thereto~~, each party hereto acknowledges that any liability of any Lender that is an ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~Write~~write-down and ~~Conversion Powers of an EEA~~conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an ~~EEA~~Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability~~, if applicable;~~

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the ~~Write-Down~~write-down and ~~Conversion Powers of any EEA~~conversion powers of the applicable Resolution Authority.

~~[Remainder of page is~~

10.21     Acknowledgement Regarding Any Supported QFCs.To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages intentionally ~~left blank; signature pages follow~~removed.]

~~Avnet, Inc.~~

~~Amended and Restated Credit Agreement~~

~~Signature Page~~

Annex B

See attached.

Annex B

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 28, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Avnet, Inc., a New York corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ______________________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this certificate to the Administrative Agent on behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.       The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3.       A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether any Default or Event of Default occurred during such fiscal period. To the best knowledge of the undersigned after making such review,

[select one:]

[no Default or Event of Default has occurred (whether during such fiscal period or otherwise) and is continuing on the date hereof.]

Form of Compliance Certificate

--or--

[the following is a list of each Default or Event of Default that has occurred (whether during such fiscal period or otherwise) and is continuing on the date hereof and, in each case, the nature and status of such Default or Event of Default:]

4.       The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the Financial Statement Date.

□ Check for distribution to Public Lenders and private side Lenders1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

AVNET, INC.

By:

Name:

Title:

1 If this is not checked, this certificate will only be posted to private side Lenders.

Form of Compliance Certificate

Financial Statement Date: ________________

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.10(a) – Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$__________________

2.	Consolidated Interest Charges[2] for Subject Period:	$__________________

3.	Provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for Subject Period:	$__________________

4.	Depreciation and amortization expenses for Subject Period:	$__________________

5.	Gains or losses related to the early extinguishment of notes, bonds or other fixed income obligations

6.	Non-cash or non-recurring expenses of the Company and its Subsidiaries (including non-cash expenses consisting of compensation paid in the form of Equity Interests of the Company or its Subsidiaries and non-cash charges due to impairments recorded in such period in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 350) reducing Consolidated Net Income for Subject Period:	$_________________

7.	The amount of any restructuring charge, accrual, reserve or integration cost or expense incurred or accrued on or after June 28, 2020 and prior to June 30, 2021, in connection with the planning, undertaking and implementation of any restructuring, closure, reallocation, relocation, decommissioning, reconfiguration, cost rationalization, reduction in force, exit or disposal plan, or operating expense reduction, including severance pay, other employee termination costs, rent termination costs, moving costs and legal costs, in each case to the extent such transaction is permitted under the Loan Documents, in an aggregate amount for all adjustments under clause (vi) of the definition of “Consolidated EBITDA”, not to exceed $100,000,000 during the term of the Agreement:	$_________________

2 Consolidated Interest Charges are not reduced by interest income.

Form of Compliance Certificate

8.	Non-cash items increasing Consolidated Net Income for Subject Period:	$_________________

9.	Consolidated EBITDA (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4 + I.A.5 + I.A.6 + I.A.7– I.A.8):	$_________________

B.	Consolidated Interest Charges[2] for Subject Period:	$_________________

C.	Consolidated Interest Coverage Ratio (Line I.A.9 ÷ Line I.B):	______________to 1.00

Minimum required:

Four Fiscal Quarters Ending On or Around	Consolidated Interest Coverage Ratio
June 30, 2018 through and including June 30, 2020	3.00 to 1.00
September 30, 2020 through and including June 30, 2021	2.50 to 1.00
September 30, 2021 and each fiscal quarter thereafter	3.00 to 1.00

In Compliance?	[Yes/No]

Form of Compliance Certificate

II. Section 7.10(b) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Financial Statement Date:	$_______________

B.	Consolidated EBITDA for Subject Period (Line I.A.9 above):	$_______________

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	_____________to 1.00

Maximum permitted:

Four Fiscal Quarters Ending On or Around	Consolidated Leverage Ratio
June 30, 2018 through and including June 30, 2020	4.00 to 1.00
September 30, 2020	5.00 to 1.00
December 31, 2020 through and including March 31, 2021	5.25 to 1.00
June 30, 2021	5.00 to 1.00
September 30, 2021	4.50 to 1.00
December 31, 2021 and each fiscal quarter thereafter	4.00 to 1.00

In Compliance?	[Yes/No]

Form of Compliance Certificate

Financial Statement Date: ________________

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended ________
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation and amortization expenses
+ gains or losses related to the early extinguishment of fixed income obligations
+ non-cash or non-recurring expenses reducing Consolidated Net Income
+ any restructuring charge, accrual, reserve or integration cost or expense incurred or accrued on or after June 28, 2020 and prior to June 30, 2021, in connection with the planning, undertaking and implementation of any restructuring, closure, reallocation, relocation, decommissioning, reconfiguration, cost rationalization, reduction in force, exit or disposal plan, or operating expense reduction, including severance pay, other employee termination costs, rent termination costs, moving costs and legal costs, in each case to the extent such transaction is permitted under the Loan Documents, in an aggregate amount for all adjustments under clause (vi) of the definition of “Consolidated EBITDA”, not to exceed $100,000,000 during the term of the Agreement
- non-cash items increasing Consolidated Net Income
= Consolidated EBITDA

Form of Compliance Certificate